Jack Henry & Associates, Inc.	Kevin D. Williams
Press Release	Chief Financial Officer
(417) 235-6652

FOR IMMEDIATE RELEASE

Jack Henry & Associates, Inc. Reports First Quarter Fiscal 2021 Results

•First quarter summary:
◦GAAP revenue increased 3% and operating income decreased 1% for the quarter compared to the prior-year quarter.
◦Non-GAAP adjusted revenue increased 5% and adjusted operating income increased 7% for the quarter compared to the prior-year quarter.
◦GAAP EPS was $1.19 per diluted share for the quarter, compared to $1.16 in the prior-year quarter.
◦Cash at September 30, 2020 was $195.3 million, an increase of 102% compared to September 30, 2019.
◦Debt related to the revolving credit line and other lines of credit was zero for the quarters ended September 30, 2020 and 2019.

•Full-year fiscal 2021 guidance:
◦GAAP revenue $1,760 million to $1,770 million (assumes deconversion fee decrease of $33 million)
◦GAAP EPS $3.75 to $3.80
◦Non-GAAP revenue growth 6.0% to 6.5%

Monett, MO, November 4, 2020 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announces results for the first quarter of fiscal 2021 and discusses its continued response to the novel coronavirus (COVID-19) pandemic.
According to David Foss, President and CEO, “We are very pleased to report another quarter of record revenue and an overall strong performance for the first quarter of our new fiscal year. Our teams continue to perform admirably given the obvious challenges of conducting business in the midst of the ongoing pandemic. As I’ve said before, the resiliency of our business model and the extraordinary commitment of our associates has enabled us to continue to deliver solid results for our clients and our shareholders.”
GAAP Results for the Quarter
Revenue for the quarter ended September 30, 2020 increased to $451.8 million, which is 3% growth over the first quarter of fiscal 2020 and includes increased processing and services and support revenue, partially offset by a decrease in product delivery and services revenue, primarily caused by lower deconversion fees. The overall growth in revenue was more than offset by an increase in costs primarily related to our card processing platform and higher personnel costs partially offset by travel expense savings as a result of COVID-19 travel limitations (see “COVID-19 Impact and Response” section below), resulting in operating income of $117.6 million, a 1% decrease compared to the first quarter of fiscal 2020. Net income increased 2% to $91.2 million, or $1.19 per diluted share, compared to the first quarter of fiscal 2020 and was primarily driven by the above factors and a decrease in effective tax rate from the prior fiscal year quarter.
Non-GAAP Results for the Quarter
For the quarter ended September 30, 2020, non-GAAP revenue increased 5% to $445.9 million due to the above factors, excluding the effect of the change in deconversion fees. Non-GAAP operating income increased 7% to $112.4 million, compared to the prior fiscal year quarter due to the above factors, excluding the effect of the change in deconversion fees and related costs (see Non-GAAP Impact of Deconversion Fees on page 4).

JKHY Reports First Quarter Fiscal 2021 Results
November 4, 2020

Operating Results
Revenue, operating expenses, operating income, and net income for the three months ended September 30, 2020, as compared to the three months ended September 30, 2019, were as follows:

Revenue (Unaudited)
(In Thousands)	Three Months Ended September 30,		% Change
	2020	2019
Revenue
Services and Support	$280,997	$278,808	1%
Percentage of Total Revenue	62%	64%
Processing	170,803	159,197	7%
Percentage of Total Revenue	38%	36%
Total Revenue	$451,800	$438,005	3%

•Total revenue increased 3% for the first quarter of fiscal 2021 compared to the same quarter last fiscal year. The increased revenue in the services and support line for the first quarter of fiscal 2021 was primarily driven by the growth in data processing and hosting fees and software usage fees, partially offset by a decrease in product delivery and services revenue, particularly deconversion fee revenue noted below, quarter over quarter. The increase in processing revenue was mainly driven by increased card and Jack Henry digital revenue due to expanding volumes, quarter over quarter. Deconversion fees, which are included within services and support, decreased $9.0 million compared to the first quarter of fiscal 2020. Excluding deconversion fees from both periods, non-GAAP revenue increased 5% for the first quarter of fiscal 2021 compared to the same quarter of fiscal 2020.
•For the first quarter of fiscal 2021, core segment revenue increased 2% to $159.0 million from $155.9 million in the first quarter of fiscal 2020. Payments segment revenue increased 5% to $156.7 million, from $149.7 million in the same quarter last fiscal year. Revenue from the complementary segment increased 6% to $124.5 million in the first quarter of fiscal 2021 from $117.2 million in the same quarter of fiscal 2020. Revenue in the corporate and other segment decreased to $11.6 million, from $15.2 million in the first quarter of fiscal 2020.

Operating Expenses and Operating Income

(Unaudited, In Thousands)	Three Months Ended September 30,		% Change
	2020	2019
Cost of Revenue	$262,929	$245,791	7%
Percentage of Total Revenue	58%	56%
Research and Development	26,057	24,591	6%
Percentage of Total Revenue	6%	6%
Selling, General, and Administrative	45,226	49,436	(9%)
Percentage of Total Revenue	10%	11%
Total Operating Expenses	334,212	319,818	5%
Operating Income	$117,588	$118,187	(1%)
Operating Margin	26%	27%

•Cost of revenue increased 7% for the first quarter of fiscal 2021 compared to the first quarter of fiscal 2020 and increased 2% as a percentage of revenue. The increase was primarily due to higher costs associated with our card processing platform and higher personnel costs related to organic growth within our product lines, partially offset by travel expense savings as a result of COVID-19 travel limitations (see “COVID-19 Impact and Response” section below).
•Research and development expense increased 6% for the first quarter of fiscal 2021 compared to the same quarter the prior fiscal year. The increase was primarily due to higher personnel costs partially due to a headcount increase of 5% at September 30, 2020 compared to a year ago reflecting organic growth within our product lines. Research and development expense for the quarter remained consistent as a percentage of total revenue compared to the prior fiscal year quarter.

JKHY Reports First Quarter Fiscal 2021 Results
November 4, 2020

•Selling, general, and administrative expense decreased 9% for the first quarter of fiscal 2021 compared to the same quarter the prior fiscal year. Personnel cost increases for the quarter were more than offset by travel expense savings as a result of COVID-19 travel limitations and lower expenses related to both our national sales meeting and Symitar Education Conference ("SEC") being held virtually this year (see “COVID-19 Impact and Response” section below). Selling, general, and administrative expense for the quarter decreased as a percentage of total revenue compared to the prior fiscal year quarter.
•For the first quarter of fiscal 2021, operating income decreased 1% to $117.6 million, which is 26% of revenue, compared to $118.2 million, which was 27% of revenue for the first quarter of fiscal 2020.

Net Income

(Unaudited, In Thousands, Except Per Share Data)	Three Months Ended September 30,		% Change
	2020	2019
Income Before Income Taxes	$117,539	$118,539	(1%)
Provision for Income Taxes	26,323	29,169	(10%)
Net Income	$91,216	$89,370	2%
Diluted earnings per share	$1.19	$1.16	3%

•Provision for income taxes decreased in the first quarter of fiscal 2021 compared to the first quarter of fiscal 2020, with an effective tax rate of 22.4% of income before income taxes, compared to 24.6% in the prior fiscal year quarter. The decrease in the effective tax rate in the current quarter over the year-ago quarter was primarily due to the difference in impact of share-based compensation that vested during each of the periods.
According to Kevin Williams, CFO and Treasurer, “Private cloud, card processing and digital offerings were the drivers of revenue growth for the quarter. Revenue headwinds in our product delivery and services are due to the significant decrease in deconversion fees during the quarter, decreased license and hardware due to both delayed implementations and the continued shift of our existing customers moving to our private cloud, and decreased pass thru revenue also due to delayed implementations and moving our Symitar Education Conference to virtual this year. Our primary reported operating segments all had nice revenue growth for the quarter on both a GAAP and Non-GAAP basis. Operating margins were in line with expectations for all the operating segments with continued headwinds primarily on the payments segment as we continue on schedule of the migration to the new processing platform. Again, I would like to thank all of our associates for taking care of themselves and their families, so that they can continue to provide the high level care and support for our customers as we continue to make are way through these unusual times.”
Non-GAAP Impact of Deconversion Fees
The table below shows our revenue and operating income (in thousands) for the three months ended September 30, 2020 compared to the three months ended September 30, 2019, excluding the impacts of deconversion fees.

(Unaudited, In Thousands)	Three Months Ended September 30,		% Change
	2020	2019

Reported Revenue (GAAP)	$451,800	$438,005	3%

Adjustments:
Deconversion fees	(5,882)	(14,886)

Non-GAAP Adjusted Revenue	$445,918	$423,119	5%
.

Reported Operating Income (GAAP)	$117,588	$118,187	(1%)

Adjustments:
Deconversion fees	(5,219)	(13,649)

Non-GAAP Adjusted Operating Income	$112,369	$104,538	7%

JKHY Reports First Quarter Fiscal 2021 Results
November 4, 2020

The tables below show the segment break-out of revenue and cost of revenue for each period presented, as adjusted for the items above, and include a reconciliation to non-GAAP adjusted operating income presented above.

(Unaudited, In Thousands)	Three Months Ended September 30, 2020
	Core	Payments	Complementary	Corporate and Other	Total
Revenue	$159,030	$156,733	$124,480	$11,557	$451,800
Deconversion Fees	(2,332)	(1,847)	(1,721)	18	(5,882)
Non-GAAP Adjusted Revenue	156,698	154,886	122,759	11,575	445,918

Cost of Revenue	67,589	86,328	48,325	60,687	262,929
Non-GAAP Adjustments	(161)	(60)	(175)	(40)	(436)
Non-GAAP Adjusted Cost of Revenue	67,428	86,268	48,150	60,647	262,493
Non- GAAP Adjusted Segment Income	$89,270	$68,618	$74,609	$(49,072)

Research and Development					26,057
Selling, General, and Administrative					45,226
Other Non-GAAP Adjustments					(227)
Non-GAAP Total Adjusted Operating Expenses					333,549
Non-GAAP Adjusted Operating Income					$112,369

(Unaudited, In Thousands)	Three Months Ended September 30, 2019
	Core	Payments	Complementary	Corporate and Other	Total
Revenue	$155,896	$149,746	$117,195	$15,168	$438,005
Deconversion Fees	(7,133)	(4,970)	(2,768)	(15)	(14,886)
Non-GAAP Adjusted Revenue	148,763	144,776	114,427	15,153	423,119

Cost of Revenue	63,306	76,624	46,674	59,187	245,791
Non-GAAP Adjustments	(752)	(98)	(385)	(2)	(1,237)
Non-GAAP Adjusted Cost of Revenue	62,554	76,526	46,289	59,185	244,554
Non- GAAP Adjusted Segment Income	$86,209	$68,250	$68,138	$(44,032)

Research and Development					24,591
Selling, General, and Administrative					49,436
Non-GAAP Total Adjusted Operating Expenses					318,581
Non-GAAP Adjusted Operating Income					$104,538

JKHY Reports First Quarter Fiscal 2021 Results
November 4, 2020

Balance Sheet and Cash Flow Review
•At September 30, 2020, cash and cash equivalents increased to $195.3 million from $96.7 million at September 30, 2019.
•Trade receivables totaled $223.0 million at September 30, 2020 compared to $234.4 million at September 30, 2019.
•The Company had no borrowings at September 30, 2020 and September 30, 2019.
•Total deferred revenue decreased to $322.5 million at September 30, 2020, compared to $325.6 million a year ago.
•Stockholders' equity increased to $1,543.8 million at September 30, 2020, compared to $1,476.7 million a year ago.

Cash provided by operations totaled $114.5 million for the three months ended September 30, 2020 compared to $123.1 million for the same period last fiscal year. The following table summarizes net cash from operating activities:

(Unaudited, In Thousands)	Three Months Ended September 30,
	2020	2019
Net income	$91,216	$89,370
Depreciation	13,391	12,708
Amortization	30,352	29,380
Change in deferred income taxes	2,393	2,359
Other non-cash expenses	4,466	2,861
Change in receivables	77,439	77,123
Change in deferred revenue	(67,113)	(68,939)
Change in other assets and liabilities	(37,667)	(21,810)
Net cash provided by operating activities	$114,477	$123,052

Cash used in investing activities for the three months ended September 30, 2020 totaled $31.2 million, compared to $75.4 million for the same period last fiscal year and included the following:

(Unaudited, In Thousands)	Three Months Ended September 30,
	2020	2019
Payment for acquisitions, net of cash acquired	$—	$(30,285)
Capital expenditures	(4,478)	(13,101)
Proceeds from completed and pending dispositions	6,115	10
Purchased software	(1,374)	(2,424)
Computer software developed	(31,451)	(28,475)
Purchase of investments	—	(1,150)
Net cash from investing activities	$(31,188)	$(75,425)
•On July 1, 2019, the Company acquired all of the equity interest of Geezeo for $30,376, net of cash acquired (final payment). Geezeo is a Boston-based provider of retail and business digital financial management solutions.
Financing activities used cash of $101.3 million in the three months ended September 30, 2020 and $44.6 million in the same period last fiscal year and included the following:

(Unaudited, In Thousands)	Three Months Ended September 30,
	2020	2019
Repayments on financing leases	(28)	—
Purchase of treasury stock	(65,873)	(14,145)
Dividends paid	(32,815)	(30,771)
Net cash from issuance of stock and tax related to stock-based compensation	(2,598)	340
Net cash from financing activities	$(101,314)	$(44,576)

JKHY Reports First Quarter Fiscal 2021 Results
November 4, 2020

Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, we have provided certain non-GAAP financial measures, including adjusted revenue, adjusted operating income, adjusted segment income, adjusted cost of revenue, and adjusted operating expenses.
We believe non-GAAP financial measures help investors better understand the underlying fundamentals and true operations of our business. The non-GAAP financial measures presented eliminate one-time deconversion fees, which management believes are not indicative of the Company's operating performance. Such adjustments give investors further insight into our performance. For these reasons, management also uses these non-GAAP financial measures in its assessment and management of the Company's performance.
Any non-GAAP financial measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. Reconciliations of the non-GAAP financial measures to related GAAP measures are included.
COVID-19 Impact and Response
In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic and the President of the United States declared the outbreak as a national emergency. As COVID-19 has rapidly spread, federal, state and local governments have responded by imposing varying degrees of restrictions, including widespread “stay-at-home” orders, social distancing requirements, travel limitations, quarantines, and forced closures or limitations on operations of non-essential businesses. Such restrictions have resulted in significant economic disruptions and uncertainty.
The health, safety, and well-being of our employees and customers is of paramount importance to us. In March 2020, we established an internal task force composed of executive officers and other members of management to frequently assess updates to the COVID-19 situation and recommend Company actions. We offered remote working as a recommended option to employees whose job duties allow them to work off-site. This recommended remote working option is currently extended until at least January 4, 2021, and our internal task force will continue to evaluate recommending further extensions. Based on guidance from the U.S. Department of Homeland Security’s Cybersecurity and Infrastructure Security Agency, the Company was designated as essential critical infrastructure because of our support of the financial services industry. As of October 26, 2020, the majority of our employees were continuing to work remotely. Our internal task force considers federal, state and local guidance, as well as employee-specific and facility-specific factors, when recommending Company actions. At such time that our internal task force recommends that our remote employees begin to return to our facilities, we have prepared procedures to assist with a safe, gradual and deliberate approach, including a return-to-office training, enhanced sanitation procedures and face mask requirements, which are currently being utilized by our employees who are required to be on-site to perform their required job functions.
We have suspended all non-essential business travel until at least January 4, 2021, and our internal task force will continue to evaluate the need for further extensions. We have put additional safety precautions into place for travel that is essential. We have also updated the health benefits available to our employees by waiving out-of-pocket expenses related to testing and treatment of COVID-19. Despite the move to a principally remote workforce, we honored our 2020 summer internship program through virtual methods.
Customers
We are working closely with our customers who are scheduled for on-site visits to ensure their needs are met while taking necessary safety precautions when our employees are required to be at a customer site. Delays of customer system installations due to COVID-19 have been limited, and we have developed processes to handle remote installations when available. We expect these processes to provide flexibility and value both during and after the COVID-19 pandemic. However, we have experienced delays related to continuing customer migrations to our new card processing platform. We completed the migrations of our core customers and are on track for the revised schedule for non-core customers by March 31, 2021. We continue to work with our customers to support them during this difficult time, and, to that end, have waived certain late fees in connection with our products and services. We have also enhanced our lending service offerings to support the Paycheck Protection Program that was introduced by the Coronavirus Aid, Relief, and Economic Security (CARES) Act, which was signed into law on March 27, 2020. Even though a substantial portion of our workforce has worked remotely during the outbreak and business travel has been curtailed, we have not yet experienced significant disruption to our operations. We believe our technological capabilities are well positioned to allow our employees to work remotely for the foreseeable future without materially impacting our business.
Financial impact
We have seen delays in certain product installations due to COVID-19 with the associated revenue pushed from the current period to future periods. These headwinds may continue to impact our license, hardware, installation and pass-through revenues throughout fiscal 2021. Despite the changes and restrictions caused by COVID-19, the overall financial and operational impact on our business has been limited and our liquidity, balance sheet, and business trends remain strong. We experienced positive operating cash flows during the first quarter of fiscal 2021, and we do not expect that to change in the near term. However, we are unable to accurately predict the future impact of COVID-19 due to a number of uncertainties, including further government actions; the duration, severity and recurrence of the outbreak; the speed of economic recovery; the potential impact to our customers, vendors, and employees; and how the potential impact might affect future customer services, processing and

JKHY Reports First Quarter Fiscal 2021 Results
November 4, 2020

installation-related revenue, and processes and efficiencies within the Company directly or indirectly impacting financial results. We will continue to monitor COVID-19 and its possible impact on the Company and to take steps necessary to protect the health and safety of our employees and customers.

Quarterly Conference Call
The Company will hold a conference call on November 5, 2020; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.
About Jack Henry & Associates, Inc.®
Jack Henry (NASDAQ: JKHY) is a leading provider of technology solutions primarily for the financial services industry. We are an S&P 500 company that serves approximately 8,700 clients nationwide through three divisions: Jack Henry Banking® supports banks ranging from community banks to multi-billion-dollar institutions; Symitar® provides industry-leading solutions to credit unions of all sizes; and ProfitStars® offers highly specialized solutions to financial institutions of every asset size, as well as diverse corporate entities outside of the financial services industry. With a heritage that has been dedicated to openness, partnership, and user centricity for more than 40 years, we are well-positioned as a driving market force in future-ready digital solutions and payment processing services. We empower our clients and consumers with the human-centered, tech-forward, and insights-driven solutions that will get them where they want to go. Are you future ready? Additional information is available at www.jackhenry.com.
Statements made in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because forward-looking statements relate to the future, they are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, those discussed in the Company's Securities and Exchange Commission filings, including the Company's most recent reports on Form 10-K and Form 10-Q, particularly under the heading "Risk Factors." Any forward-looking statement made in this news release speaks only as of the date of the news release, and the Company expressly disclaims any obligation to publicly update or revise any forward-looking statement, whether because of new information, future events or otherwise.

For More Information:

Media Contact:	Analyst Contact:
Barbara Miller	Vance Sherard, CFA
Corporate Communications	Investor Relations
Jack Henry & Associates, Inc.	Jack Henry & Associates, Inc.
470-306-9043	417-235-6652
BAMiller@jackhenry.com	VSherard@jackhenry.com

JKHY Reports First Quarter Fiscal 2021 Results
November 4, 2020

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended September 30,		% Change
	2020	2019

REVENUE	$451,800	$438,005	3%

EXPENSES
Cost of Revenue	262,929	245,791	7%
Research and Development	26,057	24,591	6%
Selling, General, and Administrative	45,226	49,436	(9)%
Total Expenses	334,212	319,818	5%

OPERATING INCOME	117,588	118,187	(1)%

INTEREST INCOME (EXPENSE)
Interest income	68	508	(87)%
Interest expense	(117)	(156)	(25)%
Total	(49)	352	(114)%

INCOME BEFORE INCOME TAXES	117,539	118,539	(1)%

PROVISION FOR INCOME TAXES	26,323	29,169	(10)%

NET INCOME	$91,216	$89,370	2%

Diluted net income per share	$1.19	$1.16
Diluted weighted average shares outstanding	76,713	77,067

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)	September 30,		% Change
	2020	2019
Cash and cash equivalents	$195,320	$96,679	102%
Receivables	223,013	234,362	(5)%
Total assets	2,335,076	2,225,978	5%

Accounts payable and accrued expenses	$151,609	$120,373	26%
Current and long-term debt	295	—	N/A
Deferred revenue	322,509	325,554	(1)%
Stockholders' equity	1,543,750	1,476,660	5%